This Services Agreement is entered into as of 08/20/2021 between FlinnWest Solutions having its principal place of business located at. 201, 15047 Marine Drive, White Rock BC (the "Service Provider") and Pharmagreen (the "Client"), both of whom agree to be bound by this Agreement.

WHEREAS, the Client has conceptualized a service, as described on the completed client proposal attached hereto (the "Services") and desires to hire the Service Provider, who is engaged in the business of digital marketing and investor relations, to design such services.

NOW, THEREFORE, subject to the terms and conditions hereinafter set forth the Company and the service provider hereto (each individually a "Party" and collectively the "Parties") agree as follows:

1. Services

The Service Provider shall develop all deliverables required to implement the services as described on the completed Client Proposal attached hereto (the "Services").

2. Fees and Expenses

2.1. Fees. The Client shall pay the service provider the agreed amount of $13,125.00 (GST included) totalling 50% of the total price due on signing. The remaining 50% will be due 30 days after Pharmagreen goes live with the Reg-A raise.

2.2. Expenses. The Service Provider may incur costs (including but not limited to travel, lodging, and other costs incidental to the Services) for which it shall be reimbursed by the Client. The Service Provider will obtain approval from the Client prior to incurring such costs.

2.3. Invoicing. Invoices shall be due and payable within five (5) days of receipt. Invoices 15 days past due are subject to a 15% penalty.

3. Term and Termination

3.1 This Agreement shall last from the date of execution to the completion of the Services, as described herein. The Client or the Service Provider may terminate this Agreement for any reason with thirty (30) days' notice. Upon such notice of termination, the Service Provider will provide an invoice to the Client outlining all costs incurred to the point of such notice such as outstanding due. Such costs shall be due and payable upon termination. The Service Provider may withhold any deliverables pursuant to the Services until such payment is made in full.

4. Delivery and Time Lines

The Service Provider shall deliver all deliverables pursuant to the Services as described on the completed proposal attached hereto (the "services"). If the Services as delivered do not conform to the specifications described on the completed proposal attached hereto (the "services"), the Client shall within fifteen (15) days of the date of delivery notify the Service Provider in writing of the ways in which it does not conform with such specifications. The Service Provider agrees that upon receiving such notice, it shall make reasonable efforts to correct any non-conformity. If such notice is not received within fifteen (15) days the Services shall be deemed to conform entirely to the specifications described on the completed proposal attached hereto (the "services").*

*The Client acknowledges their understanding that the amount of time indicated in "The Services" below does not encompass time the Service Provider incurs while waiting to receive critical information from the Client.

By initialing below the Client indicates the necessary documentation will be provided as required and build time does not start until ALL documentation has been received by the Service Provider as noted:

- Website Access PW
- Marketing Materials PW
- Phone Carrier information and access if CRM required PW
- Access to Domain Name PW
- Access to Web Hosting PW
- Pitch Deck materials and information PW

All communications from the Client will be sent to support@flinnwestsolutions.com, which is a monitored email and allows all requests to be expedited for the Client.

The Client understands that requests not sent through the proper channels may be delayed.

5. Change In Specifications

The Client may request that changes be made to the specifications outlined on the completed proposal attached hereto (the "Services"), or other aspects of the Agreement and tasks associated thereto. If the Client requests such a change, the Service Provider will use its best efforts to implement the requested change at no additional expense to the Client and without delaying delivery of the Services. In the event that the proposed change will, at the sole discretion of the Service Provider, require a delay in the delivery of the Services or would result in additional expense to the Client, then the Client and the Service Provider shall confer and the Client shall, at their discretion, elect either to withdraw the proposed change or require the Service Provider to deliver the Services with the proposed changes and subject to the delay and/or additional expense.

6. Proprietary Rights

The Client shall be the owner of all right, title, and interest in any intellectual property in the Services and the Services shall be deemed a Work Made For Hire in accordance with the Copyright Act, as amended from time to time. The Service Provider acknowledges and agrees that the Services will contain valuable proprietary rights and disclaims all rights in such rights. The Service Provider hereby assigns to the Client without further compensation all of its right, title, and interest in the Services and any and all related intellectual property rights thereto.

7. Intellectual Property Warranty.

The Service Provider warrants and represents that it will not knowingly violate the intellectual property rights of any third party in its performance of the Services. The Client warrants and represents that any content provided to the Service Provider to facilitate the performance of the Services shall not violate the intellectual property rights of any third party and shall indemnify the Service Provider against any claim that results from the provision of such allegedly infringing content.

8. Jurisdiction and Venue.

This Agreement shall be construed and governed by the substantive laws of the Securities and exchange commission. Should any claim or controversy arise between the Parties under the terms of this Agreement, such claim or controversy shall be resolved only in the provincial or federal courts located in Surrey, British Columbia, Canada shall be the only appropriate jurisdiction and venue for such claim or controversy.

9. Force Majeure

For the purpose of this Agreement, an "Event of Force Majeure" means any circumstance not within the reasonable control of the Party affected, but only if and to the extent that (i) such circumstance, despite the exercise of reasonable diligence and the observance of Good Utility Practice, cannot be, or be caused to be, prevented, avoided or removed by such Party, and (ii) such circumstance materially and adversely affects the ability of the Party to perform its obligations under this Agreement, and such Party has taken all reasonable precautions, due care and reasonable alternative measures in order to avoid the effect of such event on the Party's ability to perform its obligations under this Agreement and to mitigate the consequences thereof.

10. No Waiver or Modification.

No obligation in this Agreement shall be deemed waived, nor shall any term be modified without consent to such waiver or change signed by both Parties.

The Services

If you agree that the services and price below meet your expectations, go ahead and complete this document via electronic signature at the bottom of this page. Once I am notified of your signature, I'll reach out to schedule a kick-off call so that we can get things started.

Assets for portfolio companies capital raises

Name	Price
Landing Page • Custom website design and development • Original content creation • Custom graphic design • Responsive design • SEO Optimised • CRM Integration	CA$ 2,500.00
Pitch Deck 3.0 • Custom-designed Pitch Deck • Includes PDF and animated versions • Design, copywriting and formatting.	CA$ 7,500.00
2D Explainer Video • Includes editing, file types, revisions and programs • Optimized into smaller videos for Social Engagement • To be used on website or landing pages • Up to 3 minutes	CA$ 7,500.00
CRM Build • Create, Setup and Segment Customer Lead Funnel Campaigns • Setup and Integrate Infusionsoft Platform • Drip Campaigns including up to 8 emails • Scalable for Multiple Future Services • Integrated with Website *Does not include 3rd party costs of $180 USD per month for CRM and $80 USD one-time fee for SSL Certificate payable directly to provider. A credit card will be required.	CA$ 7,500.00

Subtotal	**CA$ 25,000.00**
GST (5%)	**CA$ 1,250.00**
Total	**CA$ 26,250.00**

FlinnWest Solutions Inc	Pharmagreen
Signed By: Grady Flinn / CEO	**Signed By:** Peter Wojcik
Grady Flinn	Peter Wojcik
08/20/2021	08/23/2021

Signature Certificate

Document Ref.: 3AQSF-JYAJN-ERDCD-HJMPM

Document signed by:

Grady Flinn

Verified E-mail:
gflinn@flinnwestsolutions.com

Grady Flinn

IP: 50.98.179.248 Date: 20 Aug 2021 23:20:39 UTC

Peter Wojcik

Verified E-mail:
pwojcik@telus.net

P.W.

IP: 154.20.170.242 Date: 23 Aug 2021 15:41:47 UTC

Document completed by all parties on:
23 Aug 2021 15:41:47 UTC